Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-66269, 333-87038, 333-104959, 333-110158 and 333-124779 and Form S-8 Nos. 333-59164, 333-06771, 333-88544 and 333-116662) of Cypress Bioscience, Inc. and in the related Prospectuses of our reports dated March 9, 2007 with respect to: (1) the financial statements of Cypress Bioscience, Inc., and (2) Cypress Bioscience, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California
March 9, 2007